                                                                     EXHIBIT 5.1


This is the opinion that will be delivered once the Board of Directors authorizes the specific securities described below.


                                          /s/ Morse, Zelnick, Rose & Lander, LLP
                                              May 6, 2003


                       MORSE, ZELNICK, ROSE & LANDER, LLP
                                 405 PARK AVENUE
                            NEW YORK, NEW YORK 10022





                                                                  (212) 838-1177
                                  May __, 2003

Q Comm International, Inc.
1145 South 1680 West
Orem, Utah 84058-4930

Dear Sirs:

         We have acted as counsel to Q Comm International, Inc., a Utah corporation (the "Company"), in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the offering by the Company of (a) 862,500 units (the "Units"), each consisting of two shares of the Company's common stock, par value $.001 per share (the "Common Stock") and one warrant (a "Unit Warrant") to purchase one share of Common Stock; (b) 1,725,000 shares of Common Stock included in the Units; (c) 862,500 Unit Warrants; (d) 862,500 shares of Common Stock underlying the Unit Warrants; (e) the warrant to be issued to the representative of the several underwriters covering up to 75,000 Units (the "Representative's Warrant") (f) 75,000 units underlying the Representative's Warrant; (g) 150,000 shares of Common Stock underlying the units underlying the Representative's Warrant; (h) 75,000 unit warrants underlying the units underlying the Representative's Warrant; (i) 75,000 shares of Common Stock underlying the unit warrants underlying the units underlying the Representative's Warrants; and (j) any additional securities issued pursuant to Rule 462(b) of the Act. The securities described in clauses (a) through (j) above are hereinafter referred to as the "Securities."

         In this regard, we have reviewed the Company's Articles of Incorporation, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that the Securities (i) have been duly and validly authorized for issuance; (ii) when issued as contemplated by the Registration Statement and, in the case of those Securities underlying warrants, when issued in accordance with the terms of the applicable warrants, will be legally issued, fully paid and non-assessable. This opinion is limited to the federal laws of the United States of America and the state laws of the State of Utah, as to which we are relying on the opinion of Cohne, Rappaport & Segal, P.C.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.



                                      Very truly yours,



                                      --------------------------------------
                                      MORSE, ZELNICK, ROSE & LANDER, LLP